Exhibit 10.4

THIRD AMENDED AND RESTATED

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Third Amended and Restated Intellectual Property Security Agreement is entered into as of March 7, 2011 by and between COMERICA BANK (“Bank”) and NEWGISTICS, INC., a Delaware corporation (“Grantor”).

RECITALS

A. Bank has agreed to make certain advances of money and to extend certain financial accommodations to Grantor (the “Loans”) in the amounts and manner set forth in that certain Fourth Amended and Restated Loan and Security Agreement by and between Bank and Grantor dated of even date herewith (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein are used as defined in the Loan Agreement). Bank is willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall grant to Bank a security interest in the proceeds arising from the disposition of any interest in certain Copyrights to secure the obligations of Grantor under the Loan Agreement.

B. Bank and Borrower have previously entered into that certain Second Amended and Restated Intellectual Property Security Agreement dated as of February 14, 2006 (the “Original Agreement”). Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are herby confirmed and ratified and shall continue to secure all Obligations under the Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Loan Agreement and all other agreements now existing or hereafter arising between Grantor and Bank, Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

To secure its obligations under the Loan Agreement and under any other agreement now existing or hereafter arising between Grantor and Bank, Grantor grants and pledges to Bank a security interest in all of Grantor’s right, title and interest in, to and under the proceeds arising from the disposition of any interest in the Copyrights listed on Exhibit A hereto, and solely to the extent necessary under applicable law to have a security interest in such proceeds, those Copyrights.

This security interest is granted in conjunction with the security interest granted to Bank under the Loan Agreement.

Grantor represents and warrants that Exhibit A attached hereto sets forth any and all copyrights in connection with which Grantor has registered or filed an application with the United States Copyright Office.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR:
Address of Grantor:

2700 Via Fortuna, Suite 300	NEWGISTICS, INC.
Austin, TX 78746

Attn: Chief Executive Officer	By:	/s/ Michael J. Twomey

Title:	Chief Financial Officer

BANK:
Address of Bank:

m/c 7512	COMERICA BANK
39200 W. Six Mile Road
Livonia, MI 48152

By:	/s/ Stephen Bitter

Attn: Livonia Operations Center

Title:	Vice President

EXHIBIT A

Copyrights

Description	Registration Number	Registration Date

Newgistics SmartLabel documents for Manhattan Associates	TXu1199670	07/30/2004